Exhibit 23.1

Pinaki & Associates LLC
Certified Public Accountants
625 Barksdale Rd., Ste# 113
Newark, DE  19711
   Phone: 408-896-4405 | pmohapatra@pinakiassociates.com

To The Board of Directors
Getelman Corp
2235 E. Flamingo Rd, Suite 155
Las Vegas, NV 89119

As independent registered public accountants, we hereby consent to the use of our report dated February 18, 2016 with respect to the financial statements of Getelmen Corp, in its registration statement on Form S-1 relating to the registration of 10,000,000 shares of common stock. We also consent to the reference of our firm under the caption "interests of name experts and counsel" in the registration statement.

/s/ Pinaki & Associates, LLC
Pinaki & Associates, LLC
Newark, DE
March 24, 2016